CERTIFICATE OF INTERNATIONAL FIRE PREVENTION, INC.,

                      A NEVADA CORPORATION,

               PURSUANT TO SECTION 78.207(4) OF THE

                     NEVADA REVISED STATUTES



          FIRST: The name of the corporation is International Fire Prevention, Inc. (the "Company").

          SECOND: On July 23, 1997, the Board of Directors of the Company and the majority stockholders unanimously consented to a reverse split of the Company's outstanding common stock in the ratio of one new share for every
21.643 shares outstanding as of the date of filing of this Certificate, with fractional shares being rounded up to the next whole share, while retaining the current authorized shares and par value, and with appropriate adjustments to the additional paid in capital and stated capital accounts of the Company.

          THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the above-referenced resolutions were 100,000,000 shares at one mill ($0.001), respectively.

          FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the above-referenced resolutions were 100,000,000 shares and one mill ($0.001), respectively.

          FIFTH: The number of shares of the Company's common stock to be issued after the reverse split in exchange for each pre-split share of common stock is approximately 0.0462 of one share.

          SIXTH: No fractional shares will be issued as a result of the reverse split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the reverse split.

          SEVENTH: The approval of the affected stockholders is not required and has not been sought; however, persons who own a majority of the outstanding voting securities of the Company have adopted, ratified and approved the reverse split.

          EIGHTH: The above-referenced resolutions will be effective as of the date of filing of this Certificate with the Secretary of State of the State of Nevada.

          IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby execute this Certificate on the 23rd day of July, 1997.



                                   /s/David C. Merrell
                              ----------------------------------
                                   David C. Merrell, President


                                   /s/ Corie Merrell
                              ----------------------------------
                                   Corie Merrell, Secretary/Treasurer


STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

          David C. Merrell and Corie Merrell, hereby acknowledge that they are the President and Secretary/Treasurer, respectively, of International Fire Prevention, Inc., that they have read the foregoing information, and of their personal knowledge, represent and warrant that such information is true and correct in every material respect.



                                   /s/ David C. Merrell
                              ---------------------------
                                   David C. Merrell


                                   /s/ Corie Merrell
                              ---------------------------
                                   Corie Merrell


          Subscribed and sworn to before me this 23rd day of July, 1997.



                                   /s/Sheryl A. Ross
                              ---------------------------
                                   NOTARY PUBLIC